As filed with the Securities and Exchange Commission on July 6, 2000.

     REGISTRATION STATEMENT NO. 333-_______________


            SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

                                    Form S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           LAHAINA ACQUISITIONS, INC.
             (Exact name of Registrant as specified in its Charter)

     COLORADO                                                 84-1325695
  (State  or other  jurisdiction                        (I.R.S.  Employer
of incorporation or organization)                       Identification No.)

                        5895 Windward Parkway, Suite 220
                           Alpharetta, Georgia 30005
                                 (770) 754-6140
          (Address of Principal Executive Office, including Zip Code)

     LAHAINA ACQUISITIONS, INC. AMENDED AND RESTATED 1999 STOCK OPTION PLAN
                  JULY 1, 1999 CONSULTING AGREEMENT, AS AMENDED
                            (Full Title of the Plans)

             L. Scott Demerau, President and Chief Executive Officer
                           Lahaina Acquisitions, Inc.
                        5895 Windward Parkway, Suite 220
                            Alpharetta, Georgia 30005
                                 (770) 754-6140
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                   Copies to:

                            Robert E. Altenbach, Esq.
                                   Kutak Rock
                                   Suite 2100
                             225 Peachtree St., N.E.
                             Atlanta, Georgia 30303
                                 (404) 222-4600

                         CALCULATION OF REGISTRATION FEE

========================= ====================== ======================= ====================== ======================
                                                    Proposed maximum       Proposed maximum
                                                     offering price       aggregate offering
 Title of securities to       Amount to be              per unit                 price                Amount of
     be registered             registered                                                         registration fee
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

  Common Stock, no par
         value                  1,112,500                 3.00              $3,337,500                 $667.50
========================= ====================== ======================= ====================== ======================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

     The following documents filed by Lahaina Acquisitions, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference into this Registration Statement:

     (a) The Company's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1999, filed with the Commission on January 14, 2000 (File No. 000-27480);

     (b) The Company's Quarterly Report on Form 10-Q/A for the quarter ended December 31, 1999, filed with the Commission on February 14, 2000;

     (c) The Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2000, filed with the Commission on April 25, 2000;

     (d) The Company's Current Report on Form 8-K/A, dated January 18, 2000 filed with the Commission on March 31, 2000; and

     (e) The Company's Current Report on Form 8-K/A, dated March 31, 2000, filed with the Commission on March 31, 2000.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been issued or which deregisters all securities offered then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference.

Item 4.       Description of Securities.

     Not applicable.

Item 5.       Interests of Named Experts or Counsel.

     Not applicable.

Item 6.       Indemnification of Directors and Officers.

     The Company's Amended and Restated Articles of Incorporation limit the liability of Directors to the maximum extent permitted by Colorado law. Colorado law provides that a corporation's articles of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as Directors, except for liability: (i) for any breach of their duty of loyalty to the company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Amended and Restated Articles of Incorporation provide that the Company shall pay for or reimburse the reasonable expenses incurred by a Director who is a party to a proceeding in advance of final disposition of the proceeding, including reasonable expenses incurred by a Director in connection with the enforcement of this indemnification provision if: (i) the Director furnishes to the Company written affirmation of the Director's good faith belief that he or she has met the standard of conduct described in Section 7-109-102 of the Colorado Business Corporation Act; (ii) the Director furnishes to the Company a written undertaking, executed personally or on the Director's behalf to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under
Article 109 of the Colorado Business Corporation Act.

     The Company's Restated Bylaws provide that the Company shall indemnify its Directors and Officers and may indemnify its employees and agents to the fullest extent permitted by law. The Company believes that indemnification under its Restated Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.       Exemption from Registration Claimed.

     With respect to the 400,000 shares of Common Stock originally issued to Accent Associates, LLC, a Georgia limited liability company, pursuant to the July 9, 1999 Consulting Agreement as amended, said shares were distributed to Charles W. Demerau ("Consultant"), the sole member of Accent Associates, LLC in reliance upon exemption from registration under the Securities Act pursuant to
Section 4(2) thereof. The above-described transaction did not involve any public offering.

     Not applicable with respect to the 762,500 shares of the Company's Common Stock which may be issued to L. Scott Demerau, Judith Demerau and Betty Sullivan, Gene Eisenberg, Steve Cunningham and Sherry Sagemiller, each a resident of the State of Georgia (collectively, the "Option Holders"), subsequent to the filing of this Registration Statement pursuant to the Lahaina Acquisitions, Inc. Amended and Restated 1999 Stock Option Plan. Under the terms and conditions of the Lahaina Acquisitions, Inc. Amended and Restated 1999 Stock Option Plan, each of the Option Holders shall be granted the right to purchase the Company's Common Stock as set forth below:

         L. Scott Demerau  315,625  shares
         Judith Demerau    209,375  shares
         Betty Sullivan    209,375  shares
         Gene Eisenberg      9,375  shares
         Steve Cunningham    9,375  shares
         Sherry Sagemiller   9,375  shares

Item 8.       Consultants and Advisors.

     As a result of an amendment to the Consulting Agreement with Accent Associates, LLC correcting the number of shares of the Company's Common Stock issued as compensation from 1,000,000 shares to 1,400,000 shares and pursuant to this Registration Statement, 350,000 shares are being registered for sale hereunder. Accent Associates, LLC was retained by Accent Holdings, Inc. ("AHI") and The Accent Group, Inc. ("AGI") and as a result of the merger with the Company, Accent Associates, LLC acquired the shares of the Company's Common Stock.

     Pursuant to the Consulting Agreement, the Consultant provided the following services to or on behalf of AGI and AHI:

Identification of additional real property acquisition targets to provide growth for the real estate development business (included herein was the procurement and assignment of options to acquire certain tracts of land).

Item 9.       Exhibits.

4.1      Lahaina Acquisitions, Inc. Amended and Restated 1999 Stock Option Plan

4.2      July 9, 1999 Consulting Agreement*

4.3      Amendment to Consulting Agreement

5.1      Opinion of Kutak Rock

23.1     Consent of Deloitte & Touche, LLP

23.2     Consent of Holland Shipes Vann, P.C.

* Incorporated by reference to the relevant exhibit to the Lahaina Acquisitions In. Registration Statement Filed on Form S-8 (SEC File No. 124169) as filed with the Securities and Exchange Commission.

Item 10.      Undertakings.

         The Company hereby undertakes that it will:

     (a) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     (iii) Include any additional or changed material information on the plan of distribution;

     provided,  however,  that the undertakings  set forth in paragraph (i)  and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to
Section 13(a) or 15(b) of the Exchange Act that are incorporated by reference in this Registration Statement;

     (b) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

     (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                 [Remainder of page intentionally left blank.]

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on July 6, 2000.

                                           LAHAINA ACQUISITIONS, INC.



                                           /s/ L. Scott Demerau
                                           _____________________________
                                           L. Scott Demerau, President and
                                           Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the date indicated.


NAME                            TITLE                  DATE


/s/ L. Scott Demerau
________________________      Director                 July 6, 2000
L. Scott Demerau


/s/ Betty Sullivan
________________________      Director                 July 6, 2000
Betty Sullivan

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the date indicated.


NAME                            TITLE                  DATE


/s/ Bart Siegel
________________________      Director                 July 6, 2000
Bart Siegel


/s/ Sherry Sagemiller
________________________      Director                 July 6, 2000
Sherry Sagemiller


/s/ Robert E. Altenbach
________________________      Director                 July 6, 2000
Robert E. Altenbach

                                  EXHIBIT INDEX

4.1      Stock Option Plan

4.3      Amendment to Consulting Agreement

5.1      Opinion of Kutak Rock LLP

23.1     Consent of Deloitte & Touche, LLP

23.2     Consent of Holland Shipes Vann, P.C.